Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contact: Michael Baehr VP of Corporate Communications and Investor Relations Wireless Facilities, Inc. 858.228.2799 Direct michael.baehr@wfinet.com

WFI REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS

Company Posts Fourth Quarter Revenues of $94.8 Million

Year Over Year Revenue Increase Of 12.3% to $375.3 Million

FY05 Net Income of $8.9 Million up from FY04 Net Income of $5.0 Million

SAN DIEGO, CA, MARCH 14, 2006 – WFI (NASDAQ: WFII) today reported results for the fourth quarter and full year of fiscal 2005.  Revenues for the fourth quarter of fiscal 2005 were $94.8 million compared to $88.4 million for the fourth quarter of last year.  Income from continuing operations in accordance with GAAP was $1.6 million or $0.02 per share (diluted).  Income from continuing operations includes a $0.4 million contingent earnout charge.  Excluding this charge and the related tax effect, income from continuing operations was approximately $1.9 million or $0.03 per share (diluted), compared to $15.7 million, or $0.21 per share (diluted) in the fourth quarter of fiscal 2004, which included a benefit from income taxes of approximately $0.14 per share.  Net loss for the quarter was $3.4 million or $0.05 per share (diluted), which included a loss from discontinued operations of $5.0 million or $0.07 per share (diluted), compared to net income of $12.3 million or $0.16 per share (diluted) in the fourth quarter of fiscal 2004, which included a benefit from income taxes of $10.7 million or $0.14 per share (diluted).  All revenues and income from continuing operations for the current period and the comparative prior period have been reclassified to remove the operating results from the discontinued Latin American operations.

WFI also announced today that its previously reported second and third quarter results required revision to reflect the accounting impact of the cancellation of sites by one of its customers in Mexico in those periods.  Senior management as well as the Audit Committee recently became aware of communications regarding these cancellations after the replacement of certain managers in these operations in the fourth quarter of 2005.  Although the Company had an agreement with its customer to build these sites, the terms and conditions of the agreements did not provide for recovery by the Company of costs incurred on in-process sites in the event of site cancellation, unless agreed to by the customer.  The financial impact of these adjustments, which will be reflected in the Company’s amendments to its Reports on Form 10-Q for the second and third quarters of 2005 which will be filed concurrently with the Company’s 10-K, aggregate to a reduction of $4.8 million in revenues and $1.3 million in net income for the combined prior two quarters.  The full year impact of these revisions will all be reflected in discontinued operations in the Company’s 10-K for 2005 as this business has been discontinued.

Revenues in the fourth quarter of 2005 of $94.8 million represent a 7.2% increase over fourth quarter revenues of $88.4 million in 2004.  The year over year revenue increase was driven primarily by engineering, deployment and optimization services performed for WFI’s largest customers, including Cingular and Sprint-Nextel, and by continued growth in the federal government business as a result of increased demand for engineering services from the certain Federal Government agencies.   Total revenues from continuing operations for fiscal year 2005 were $375.3 million, a 12.3% increase over revenues of $334.2 million in 2004.   For the full year, GAAP net income increased from $5.0 million in fiscal 2004, or $0.07 per share (diluted) to $8.9 million in fiscal 2005, or $0.12 per share (diluted).

“Over the past two years, we have been focused on transitioning WFI from primarily a carrier-based RF engineering and services company, to a company serving both the commercial and Federal Government wireless, networking and information technology markets.  During this transition, we have increased our revenues 64% from $228.5 million in FY03 to $375.3 million in FY05, and have successfully diversified our business where we now have 23% of our business being generated by our Federal Government customers that typically provide large contract backlogs and greater overall predictability.  In addition, our enterprise business comprises 18% of our total revenues.”

“In the fourth quarter and full year 2005, we continued to successfully build our business with our domestic carrier customers, while also making progress in our Federal Government business by winning new contracts with the major wireless carriers, the U.S. Navy and other government agencies.  In 2005, we continued to generate positive cash flow from operations.  The recently announced sale of our Mexico business will add to WFI’s available cash going forward to fund growth in our domestic commercial business, and allow us to maintain our focus on lower-risk, larger backlog areas of business, such as the Federal Government sector. With the sale of our Mexico operations, we believe we have significantly reduced risk and unpredictability to WFI inherent with doing major network deployment business in that geographic region,” said Eric DeMarco, President and CEO of WFI.

“Today, WFI is over 90% domestically focused in two principal large and growing markets: commercial wireless networks and system integration, and federal, state and local government networks and information technology.”

“As we look farther out into 2006, we anticipate our federal government information technology business to be just under 25% of WFI’s overall business, before any acquisitions, and with long-term contracts and higher barriers to entry which are inherent in this industry, this will afford WFI a stronger, more predictable long-term growth path.”

“In the fourth quarter, contract highlights include:

•  A contract as subcontractor to SAIC for Navy Automatic Identification Technology (AIT) valued at $104.5 million in total.

•  Multiple contracts to provide network design and systems integration services for various municipalities interested in launching Wi-Fi services.  These include the City of Madison, City of Temecula, and the City of Tucson.

•  A contract with a wireless carrier to provide value-added diagnostics services with Routewatch, a long distance calling analysis service targeted to carriers for improved cost reduction and operational efficiency.”

“We believe that the market dynamics in the commercial wireless and federal government communications and information technology industries continue to favor WFI.  Our carrier customers continue to add new subscribers, municipalities are looking towards wireless broadband connectivity for general communications and security applications, and we believe that the use of data in the wireless environment will continue to accelerate, including the expansion to 3G services”

WFI will hold a conference call to discuss fourth quarter and fiscal 2005 results today at 1:30 p.m. Pacific Time. The call will be webcast over the Internet and can be accessed through WFI’s website at www.wfinet.com. A replay of the call be will be available from 3:30 p.m. Pacific Time on March 14th through 8:00 p.m. Pacific Time on March 28th by dialing (888) 203-1112 Code # 9948507.

About WFI

Headquartered in San Diego, CA, WFI is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies. The company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems. WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com. (code: WFI-mb)

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations that the sale of our Mexico operations will significantly reduce the risk and unpredictability inherent with doing business in that region, that our federal government information technology business will be just under 25 percent of our overall business, that we will have a stronger, more predictable long-term growth plan, and future financial performance and cash flows and market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: changes in the scope or timing of the Company’s projects; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers; failure to successfully consummate acquisitions or integrate acquired operations; the rate of adoption of telecom outsourcing by network carriers and equipment suppliers; the rate of growth of adoption of WLAN and wireless security systems by enterprises; and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005 and in other filings made with the Securities and Exchange Commission.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including non-GAAP net income and earnings per share, may be considered non-GAAP financial measures. WFI believes this information is useful to investors because it provides a basis for measuring WFI’s available capital resources, the operating performance of WFI’s business and WFI’s cash flow, excluding contingent acquisition consideration that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. WFI’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating WFI’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by WFI may not be comparable to similarly titled amounts reported by other companies.

Wireless Facilities, Inc.

Consolidated Statements of Operations

(in millions, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Revenues	$94.8	$88.4	$375.3	$334.2

Cost of revenues	73.3	66.3	291.0	263.0
Contract adjustments	—	—	—	—
Total cost of revenues	73.3	66.3	291.0	263.0
Gross profit	21.5	22.1	84.3	71.2

Selling, general and administrative expenses	18.5	17.2	69.4	59.2
Contingent acquisition consideration and restatement fees	0.4	—	(2.1)	13.9
Operating income (loss)	2.6	4.9	17.0	(1.9)
Other income (expense), net	—	0.1	(0.3)	(2.4)
Income (loss) from continuing operations before income taxes	2.6	5.0	16.7	(4.3)
Provision (benefit) for income taxes	1.0	(10.7)	5.0	0.1
Income (loss) from continuing operations	1.6	15.7	11.7	(4.4)
Income (loss) from discontinued operations, net of taxes	(5.0)	(3.4)	(2.8)	9.4
Net income (loss)	$(3.4)	$12.3	$8.9	$5.0

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.02	$0.23	$0.16	$(0.07)
Income (loss) from discontinued operations, net of taxes	(0.07)	(0.05)	(0.04)	$0.14
Net income (loss)	$(0.05)	$0.18	$0.12	$0.07

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.02	$0.21	$0.16	$(0.07)
Income (loss) from discontinued operations, net of taxes	(0.07)	$(0.05)	(0.04)	$0.14
Net income (loss)	$(0.05)	$0.16	$0.12	$0.07

Weighted average common shares outstanding
Basic	71.8	69.7	71.5	67.7
Diluted	75.3	75.8	75.3	67.7

- end -